Exhibit 99.1

American Public Education Reports Third Quarter 2021 Results

CHARLES TOWN, WV (November 08, 2021) – American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended September 30, 2021.

Third Quarter Highlights:

•	APEI completed the acquisition of Rasmussen University on September 1, 2021

•	Consolidated revenue increased 24% year-over-year to $98.2 million, as a result of the acquisition of RU

•	Net loss for the period was $0.3 million, compared to net income of $2.6 million for the three months ended September 30, 2021, a decrease of $2.9 million

•	Adjusted EBITDA decreased 16% year-over-year to $9.1 million

•	APEI agreed to acquire Graduate School USA, a federal workforce training provider

Results of operations for the three and nine months ended September 30, 2021 include the results of Rasmussen University (“RU”) from September 1 through September 30, 2021. APEI did not consolidate the financial results of RU prior to September 1, 2021. Accordingly, the financial results of each period presented are not directly comparable.

Financial Results:

Three months ended September 30, 2021 compared to three months ended September 30, 2020:

•	Total consolidated revenue for 2021 increased 24% to $98.2 million, compared to total revenue of $79.1 million in 2020, due to:

o	the inclusion of RU revenue from September 1 through September 30, 2021 of $21.1 million (note: the third month of each quarter for RU is historically the lowest due to the timing of revenue recognition);

o	an increase of $1.7 million, or 18%, in revenue from Hondros College of Nursing (HCN), reflecting an increase in enrollment of 19% to 2,320 students;

o	a decrease of $3.8 million, or -5%, in revenue from American Public University System (APUS), primarily due to a decline in net course registrations of 8% in 2021 compared to 2020

•	Total costs and expenses increased to $97.0 million for 2021 compared to $75.8 million in 2020, primarily due to the inclusion of RU in the current quarter results. RU’s costs as a percentage of revenue were negatively impacted in the current quarter due to the timing of the close of the transaction.

o	Instructional costs and services increased to 43% of revenue in 2021, or $42.5 million, compared to 39% in 2020, due to the inclusion of RU in the current quarter results. Excluding RU, instructional costs and services as a percent of revenue were 39%.

o	Selling and promotional expenses increased to 24% of revenue in 2021, or $23.5 million, compared to 23% in 2020 due to the inclusion of RU in the current quarter results. Excluding RU, selling and promotional expenses as a percent of revenue were 23%.

o	General and administrative (“G&A”) expenses decreased to 27% of revenue in 2021, or $26.6 million, compared to 28% in 2020 due to the inclusion of RU at a lower cost as a percent of revenue. G&A includes $1.6 million of M&A-related professional fees.

o	Depreciation and amortization expenses increased to $4.4 million in 2021, or 36%, primarily due to the addition of the RU segment in the 2021 period and the amortization of the associated acquired intangible assets.

•	Interest expense increased to $1.3 million in 2021, as compared to $0.1 million in interest income in 2020, due to the $175 million term loan issued in connection with the RU acquisition.

•	Net loss was $0.3 million in 2021 compared to net income of $2.6 million in 2020

•	Loss per diluted share was $0.01 compared to earnings of $0.18 per diluted share in the same period of 2020, driven primarily by the same factors impacting the change in net income (loss).

•	Adjusted EBITDA was $9.1 million in 2021 compared to $10.8 million in 2020, driven primarily by factors impacting the change in net income (loss), excluding depreciation and amortization expense and interest expense. Additionally, the 2021 period included $1.6 million of M&A related professional fees and $1.8 million of stock-based compensation expense, a decrease of 16% and 7%, respectively compared to 2020.

Acquisition of Rasmussen University

On September 1, 2021, APEI completed the acquisition of Rasmussen University. The final purchase price was $325.5 million, subject to post-closing working capital adjustments, and net of cash acquired, and was funded by $170.5 million of cash and cash equivalents and the net proceeds from the $175 million senior secured term loan issued in connection with the acquisition (the “Term Loan”).

Balance Sheet and Liquidity:

•	Total cash and cash equivalents as of September 30, 2021 were approximately $141.5 million, compared to $227.7 million as of December 31, 2020, a 38% decrease. The decrease in cash was due to the acquisition of Rasmussen University on September 1, 2021, partially offset by net proceeds of approximately $86.2 million from the underwritten public offering of 3,680,000 shares of our common stock completed on March 1, 2021.

•	In conjunction with the issuance of the Term Loan, APEI also entered into a revolving credit facility (the “Credit Facility”) at time of the RU closing. The Credit Facility has an aggregate commitment amount of $20 million, all of which remained undrawn at the end of the third quarter of 2021.

Registrations and Enrollment:

	2021	2020	% Change
American Public University System[1]
For the three months ended September 30,
Net Course Registrations	83,100	90,300	-8%
For the nine months ended September 30,
Net Course Registrations	258,700	264,700	-2%

Rasmussen University[2]
For the three months ended September 30,
Total Student Enrollment	16,900	17,200	-2%

Hondros College of Nursing[3]
For the three months ended September 30,
Total Student Enrollment	2,320	1,950	19%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

Excludes students in doctoral programs.

2Rasmussen Student Enrollment represents students in an active status as of the full-term census or billing date.

3HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Acquisition of Graduate School USA:

On August 11, 2021, we announced that we had entered into an agreement to acquire substantially all of the assets of Graduate School USA, or Graduate School, one of the largest providers of training to the federal government workforce, for approximately $1.0 million. The purchase price is subject to working capital adjustments, and the acquisition is expected to close in the first quarter of 2022, subject to the satisfaction or waiver of closing conditions.

Fourth Quarter 2021 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

	Fourth Quarter 2021 Guidance		Full Year 2021 Guidance
	(Approximate)	(% Yr/Yr Change)	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	84,000 to 86,600	-2% to -5%	342,600 to 345,200	-3% to -4%

HCN Student enrollment	2,510	17%	2,510	17%

RU Student enrollment	17,500	-3.5%	17,500	-3.5%
- Nursing	8,800	8%	8,800	8%
- Non-Nursing	8,700	-13%	8,700	-13%

($ in millions except EPS)
APEI Consolidated revenue	$150 to $155	75% to 80%	$415 to $419	29% to 30%
APEI Consolidated net income	$5.7 to $7.1	0% to -19%	$14.1 to $15.5	-18% to -25%
APEI Adjusted EBITDA	$23.8 to $26.3	50% to 66%	$59.0 to $61.5	17% to 21%
APEI Diluted EPS	$0.31 to $0.38	-19% to -34%	$0.77 to $0.85	-32% to -38%

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended September 30, 2020 and 2021, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures are that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s third quarter 2021 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI) is a leading provider of career-focused higher education and training that provides pathways to employment and career advancement. APEI operates through three wholly owned subsidiaries and delivers corporate businesses services to each. American Public University System, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students and serves approximately 90,000 adult learners worldwide. APUS is regularly cited as one of the most affordable universities in the United States. Rasmussen University is a 120 year-old institution that serves approximately 17,000 students across its 23 campuses and student service centers in six states and online. It is a Nursing and Health Sciences-focused institution, also with schools of Business, Technology, Design, Early Education and Justice Studies. Hondros College of Nursing "creates new nurses" by educating pre-licensure nursing students at its six campuses in Ohio and one in Indiana, and is the largest educator of ADN (RN) and PN (LPN) Nurses in the state of Ohio with approximately 2,300 students. Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission with Open Pathway designation. Hondros is accredited by the Accrediting Bureau of Health Education Schools. For additional information, visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding expected growth, registration and enrollments, revenues, income and EBITDA, benefits of the acquisition of Rasmussen University (the “Acquisition”) and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: actions taken by the Department of Defense or branches of the U.S. Armed Forces, including actions taken related to the disruption and suspension of Department of Defense tuition assistance; the effects, duration, and severity of and APEI’s response to the COVID-19 pandemic; moderation or decrease in demand as the pandemic abates; risks related to the Acquisition; changes to and expectations regarding enrollment, registrations and composition of APEI’s student body; APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs; APEI’s inability to effectively market its institutions’ programs; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI’s inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; APEI’s failure to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; APEI’s loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; APEI’s need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI’s dependence on its technology infrastructure; and the various risks described in the “Risk Factors” section and elsewhere in APEI’s Quarterly Report on Form 10-Q for the period ended September 30, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

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American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2021	2020
	(unaudited)
Revenues	$98,248	$79,133
Costs and expenses:
Instructional costs and services	42,544	31,084
Selling and promotional	23,458	18,523
General and administrative	26,598	22,574
Loss on disposals of long-lived assets	—	418
Depreciation and amortization	4,386	3,226
Total costs and expenses	96,986	75,825
Income from operations before interest and income taxes	1,262	3,308
Interest (expense) income	(1,305)	121
(Loss) income before income taxes	(43)	3,429
Income tax expense	224	785
Equity investment loss	-	(2)
Net (loss) income	$(267)	$2,642

Net (loss) income per common share:
Basic	$(0.01)	$0.18
Diluted	$(0.01)	$0.18

Weighted average number of common shares:
Basic	18,670	14,797
Diluted	18,855	15,011

	Three Months Ended
Segment Information:	September 30,
	2021	2020
Revenues:
APUS Segment	$65,906	$69,659
RU Segment	$21,132	$—
HCN Segment	$11,240	$9,541
Corporate and other1	$(30)	$(67)
Income (loss) from operations before
interest and income taxes:
APUS Segment	$7,825	$7,392
RU Segment	$(999)	$—
HCN Segment	$448	$466
Corporate and other	$(6,012)	$(4550)

	Nine Months Ended
	September 30,
	2021	2020
	(unaudited)
Revenues	$264,803	$235,876
Costs and expenses:
Instructional costs and services	105,257	91,058
Selling and promotional	60,350	53,765
General and administrative	75,579	65,314
Loss on disposals of long-lived assets	182	742
Depreciation and amortization	9,561	9,955
Total costs and expenses	250,929	220,834
Income from operations before interest income and income taxes	13,874	15,042
Interest (expense) income	(1,167)	1,002
Income before income taxes	12,707	16,044
Income tax expense	3,509	4,291
Equity investment income (loss)	(827)	(2)
Net income	$8,371	$11,751

Net income per common share:
Basic	$0.47	$0.79
Diluted	$0.46	$0.78

Weighted average number of common shares:
Basic	17,874	14,870
Diluted	18,048	15,021

	Nine Months Ended
Segment Information:	September 30,
	2021	2020
Revenues:
APUS Segment	$210,321	$210,376
RU Segment	$21,132	$—
HCN Segment	$33,506	$25,682
Corporate and other1	$(156)	$(182)
Income (loss) from operations before interest and income taxes:
APUS Segment	$30,969	$29,785
RU Segment	$(999)	$—
HCN Segment	$1,348	$(455)
Corporate and other	$(17,444)	$(14,288)

The RU Segment reflects the operations of RU, which was acquired on the Closing Date, through September 30, 2021. The Company did not consolidate the financial results of the RU Segment prior to the Closing Date.

1. The APUS Segment charges the HCN Segment and corporate employees for the value of courses taken by HCN Segment employees at APUS. The intersegment elimination represents the elimination of this intersegment revenue in consolidation.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Net (loss) income	$(267)	$2,642	8,371	11,751
Income tax expense	224	785	3,509	4,291
Interest expense (income)	1,305	(121)	1,167	(1,002)
Equity investment loss	-	2	827	2
Depreciation and amortization	4,386	3,226	9,561	9,955
EBITDA	5,648	6,534	23,435	24,997

Stock Compensation	1,804	1,942	5,969	5,265
Loss on disposals of long-lived assets	-	418	182	742
M&A - related professional fees	1,629	1,937	5,596	3,803
Adjusted EBITDA	$9,081	$10,831	35,182	34,807

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s GAAP outlook net income to the calculation of outlook adjusted EBITDA for the three and twelve months ended December 31, 2021:

	Three Months Ended		Twelve Months Ended
	December 31, 2021		December 31, 2021
(in thousands, except per share data)	Low	High	Low	High
Net income	$5,700	$7,125	$14,071	$15,496
Income tax expense	2,300	2,875	5,809	6,384
Interest expense (income)	3,420	3,420	4,587	4,587
Equity investment loss	-	-	827	827
Depreciation and amortization	8,560	8,560	18,121	18,121
EBITDA	19,980	21,980	43,415	45,415

Stock Compensation	2,050	2,050	8,019	8,019
Loss on disposals of long-lived assets	-	-	182	182
M&A - related professional fees	1,750	2,250	7,346	7,846
Adjusted EBITDA	$23,780	$26,280	$58,962	$61,462